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EXHIBIT 11

EL NINO VENTURES INC.

2303 West 41st Avenue

Vancouver, British Columbia  V6M 2A3

Telephone No.:  604-685-1870  Fax No.: 604-685-6550

INFORMATION CIRCULAR

as at May 8, 2006 (except as indicated)

This information circular (“Information Circular”) is provided in connection with the solicitation of proxies by the management of EL NINO VENTURES INC. (the “Company”) for use at the Annual General Meeting of the shareholders of the Company (the “Meeting”) to be held on Wednesday, June 28, 2006, at the Company’s Executive Office located at 2303 West 41st Avenue, Vancouver, British Columbia, at 10:00 a.m. (Vancouver time) and at any adjournments thereof for the purpose set forth in the enclosed Notice of Annual General Meeting (“Notice of Meeting”).

The solicitation of proxies is intended to be primarily by mail but may also be made by telephone, telegraph or other electronic means of communication or in person by the directors and officers of the Company.  The cost of such solicitation will be borne by the Company.

APPOINTMENT OF PROXYHOLDER

The individuals named in the accompanying form of proxy are directors and/or officers of the Company.  A SHAREHOLDER WISHING TO APPOINT SOME OTHER PERSON (WHO NEED NOT BE A SHAREHOLDER) TO REPRESENT HIM OR HER AT THE MEETING HAS THE RIGHT TO DO SO, EITHER BY INSERTING SUCH PERSON’S NAME IN THE BLANK SPACE PROVIDED IN THE FORM OF PROXY OR BY COMPLETING ANOTHER FORM OF PROXY.  Such a shareholder should notify the nominee of his or her appointment, obtain his or her consent to act as proxy and instruct him or her on how the shareholder’s shares are to be voted.  In any case, the form of proxy should be dated and executed by the shareholder or his/her attorney authorized in writing, or if the shareholder is a company, under its corporate seal, or by an officer or attorney thereof duly authorized.

A proxy will not be valid for the Meeting or any adjournment thereof unless the completed, signed and dated form of proxy is delivered to the office of Computershare Investor Services Inc., Proxy Dept., 100 University Avenue, 9th Floor, Toronto Ontario M5J 2Y1, not later than 48 hours (excluding Saturdays, Sundays and holidays) before the commencement of the Meeting.

REVOCATION OF PROXIES

A proxy may be revoked at any time prior to the exercise thereof.  If a person who has given a proxy attends personally at the Meeting at which such proxy is to be voted, such person may revoke the proxy and vote in person.  In addition to revocation in any other manner permitted by law, a shareholder who has given a proxy may revoke it, any time before it is exercised, by instrument in writing executed by the shareholder or by his or her attorney authorized in writing and deposited with Computershare Investor Services Inc., Proxy Dept., 100 University Avenue, 9th Floor, Toronto Ontario M5J 2Y1, at least 48 hours (excluding Saturdays, Sundays and holidays) before the Meeting.  Where a proxy has been revoked, the shareholder may personally attend at the Meeting and vote his or her shares as if no proxy had been given.

VOTING OF PROXIES

The persons named in the enclosed form of proxy have indicated their willingness to represent, as proxyholders, the shareholders who appoint them.  Each shareholder may instruct his or her proxyholder how to vote his or her shares by completing the blanks in the form of proxy.

Shares represented by properly executed proxy forms in favour of the persons designated on the enclosed proxy form will be voted or withheld from voting on any poll in accordance with instructions made on the proxy forms, and, if a shareholder specifies a choice as to any matters to be acted on, such shareholder’s shares shall be voted accordingly.  In the absence of such instructions, the management designees, if named as proxy, will vote in favour of all matters set out thereon.

The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments and variations to matters identified in the Notice of Meeting and with respect to any other matters which may properly come before the Meeting.  At the time of printing this Information Circular, the management of the Company knows of no such amendments, variations or other matters to come before the Meeting.

VOTING BY NON-REGISTERED SHAREHOLDERS

Only registered shareholders or duly appointed proxyholders are permitted to vote at the Meeting.  Most shareholders of the Company are “non-registered shareholders” because the shares they own are not registered in their names but are instead registered in the name of the brokerage firm, bank or trust company through which they purchased the shares.  More particularly, a person is not a registered shareholder in respect of shares which are held on behalf of that person (the “Non-Registered Holder”) but which are registered either: (a) in the name of an intermediary (an “Intermediary”) that the Non-Registered Holder deals with in respect of the shares (Intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators  of self-administered RRSP’s, RRIFs, RESPs and similar plans); or (b) in the name of a clearing agency (such as The Canadian Depository for Securities Limited (“CDS”) of which the Intermediary is a participant.  In accordance with the requirements of National Instrument 54-101 of the Canadian Securities Administrators, the Company has distributed copies of the Notice of Meeting, this Information Circular and the Proxy (collectively, the “Meeting Materials”) to the clearing agencies and Intermediaries for onward distribution to Non-Registered Holders.

Intermediaries are required to forward the Meeting Materials to Non-Registered Holders unless a Non-Registered Holder has waived the right to receive them.  Very often, Intermediaries will use service companies to forward the Meeting Materials to Non-Registered Holders.  Generally, Non-Registered Holders who have not waived the right to receive Meeting Materials will either:

(a)

be given a form of proxy which has already been signed by the Intermediary (typically by facsimile, stamped signature), which is restricted as to the number of shares beneficially owned by the Non-Registered Holder but which is otherwise not completed.  Because the Intermediary has already signed the form of proxy, this form of proxy is not required to be signed by the Non-Registered Holder when submitting the proxy.  In this case, the Non-Registered Holder who wishes to submit a proxy should otherwise properly complete the form of proxy and deliver it to the offices of the Company as provided above; or

(b)

more typically, be given a voting instruction form which is not signed by the Intermediary, and which, when properly completed and signed by the Non-Registered Holder and returned to the Intermediary or its service company, will constitute voting instructions (often called a “proxy authorization form”) which the Intermediary must follow.  Typically, the proxy authorization form will consist of one page pre-printed form.  Sometimes, instead of the one page pre-printed form, the proxy authorization form will consist of a regular printed proxy form accompanied by a page of instructions, which contains a removable label containing a bar code and other information.  In order for the form of proxy to validly constitute a proxy authorization form, the Non-Registered Holder must remove the label from the instructions and affix it to the form of proxy, properly complete and sign the form of proxy and return it to the Intermediary or its service company in accordance with the instructions of the Intermediary or its service company.

In either case, the purpose of this procedure is to permit Non-Registered Holders to direct the voting of the shares, which they beneficially own.  Should a Non-Registered Holder who receives one of the above forms wish to vote at the Meeting in person, the Non-Registered Holder should strike out the names of the Management Proxyholders and insert the Non-Registered Holder’s name in the blank space provided.  In either case, Non-Registered Holders should carefully follow the instructions of their Intermediary, including those regarding when and where the proxy or proxy authorization form is to be delivered.

RECORD DATE

The Company has set the close of business on May 8, 2006, as the record date (the “Record Date”) for the Meeting.  The common shareholders of record, as at the Record Date, are entitled to receive notice of and to vote at the Meeting unless after that date a shareholder of record transfers his or her shares and the transferee, upon producing properly endorsed certificates evidencing such shares or otherwise establishing that he or she owns such shares, requests at least ten (10) days prior to the Meeting that the transferee’s name be included in the list of shareholders entitled to vote, in which case such transferee is entitled to vote such shares at the Meeting.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Management of the Company are soliciting proxies by issuance of this Information Circular.  As such, all directors and executive officers, their present offices, and their shares beneficially owned in the Company, directly or indirectly are as follows:

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Name	Office	Number of Shares
Harry Barr	President, CEO & Director	2,612,799(1)
Michael Philpot	Director	132,500
Bernard Barlin	Director	Nil
Spiros Cacos(2)	Director	40,000
Gordon Steblin	Chief Financial Officer	109,500
Taryn Downing	Secretary	147,500

(1)

Of the 2,612,799 shares owned by Harry Barr, 699,761 shares are owned directly; 1,096,550 shares are owned by Canadian Gravity Recovery Inc., a corporation wholly owned by Mr. Barr; 246,488 shares are owned by 293020 BC Ltd., a corporation wholly owned by Mr. Barr; 140,000 shares are owned by 607767 BC Ltd. a corporation wholly owned by Mr. Barr; and 430,000 shares are owned by Evolution Gold Resources Inc. a corporation wholly owned by Mr. Barr.

(2)

Mr. Cacos was appointed a Director May 2, 2005.

Other than as specifically discussed in this Information Circular, no director or executive officer, past, present or nominated hereunder, or any associate or affiliate of such persons, or any person on behalf of whom this solicitation is made, has any interest, direct or indirect, in any matter to be acted upon at the Meeting except that such persons may be directly involved in the normal business of the Meeting or the general affairs of the Company, with the exception that certain directors and officers have been granted stock options.

VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES

The holders of the Company’s common shares of record at the Record Date are entitled to vote such shares at the Meeting on the basis of one vote for each common share held.  The Company is authorized to issue an unlimited number of common shares without par value (the “shares”) of which 10,188,213 shares are issued and outstanding as of the Record Date.

A quorum for the transaction of business at the Meeting shall be two persons and being, or representing by proxy, members holding not less than one-twentieth of the shares which may be voted at the meeting.

To the knowledge of the directors and executive officers of the Company, and based upon the Company’s review of the records maintained by Computershare Investor Services Inc. and insider reports filed with System for Electronic Disclosure by Insiders (SEDI), as at May 8, 2006, the following shareholders beneficially owned, directly or indirectly, or exercised control or direction over, shares carrying more than 10% of the voting rights attached to all outstanding shares of the Company:

Shareholder Name and Address	Number of Shares Held	Percentage of Issued Shares
CDS & Company(1) 25 Esplanade Box 1038, Station A Toronto, ON M5E 1W5	5,443,070(2)	53.4%
Harry Barr 2303 West 41st Avenue Vancouver, BC V6M 2A3	2,612,799(3)	25.6%

Notes

(1)

CDS & Co. is a depository, the Company has no knowledge as to the beneficial ownership of these shares.

(2)

The information as to the shares beneficially owned by CDS is not within the knowledge of the Company and has been extracted from the register of shareholders maintained by the registrar and transfer agent for the Company’s shares.

(3)

Of the 2,612,799 shares owned by Harry Barr, 699,761 shares are owned directly; 1,096,550 shares are owned by Canadian Gravity Recovery Inc., a corporation wholly owned by Mr. Barr; 246,488 shares are owned by 293020 BC Ltd., a corporation wholly owned by Mr. Barr; 140,000 shares are owned by 607767 BC Ltd. a corporation wholly owned by Mr. Barr; and 430,000 shares are owned by Evolution Gold Resources Inc. a corporation wholly owned by Mr. Barr.

EXECUTIVE COMPENSATION

The following terms have the meanings set out below:

Chief Executive Officer (“CEO”) means each individual who served as chief executive officer of your company or acted in a similar capacity during the most recently completed financial year.

Chief Financial Officer (“CFO”) means each individual who served as chief financial officer of your company or acted in a similar capacity during the most recently completed financial year.

Long Term Incentive Plan (“LTIP”) means a plan providing compensation intended to motivate performance over a period greater than one financial year.  LTIPs do not include option or SAR plans or plans for compensation through shares or units that are subject to restrictions on resale.

Named Executive Officers (“NEOs”) means the following individuals:

(a) each CEO; (b) each CFO; (c) each of the Company’s three most highly compensated executive officers, other than the CEO, who were serving as executive officers at the end of the most recently completed financial year and whose total salary and bonus exceeds $150,000; and (d) any additional individuals for whom disclosure would have been provided under (c) except that the individual was not serving as an officer of the Company at the end of the most recently completed financial year.

Stock Appreciation Rights (“SARs”) means a right, granted by a company or any of its subsidiaries as compensation for employment services or office to receive cash or an issue or transfer of securities based wholly or in part on changes in the trading price of publicly traded securities.

Summary Compensation Table

The following table sets forth all compensation for all years indicated in respect of the individuals who were, the NEOs as of January 31, 2006.

		Annual Compensation			Long Term Compensation
					Awards		Payouts
Name and Principal Position (a)	Year Ended (b)	Salary ($) (c)	Bonus ($) (d)	Other Annual Compen-sation(1) ($) (e)	Securities Under Options/SARs Granted (#) (f)	Shares or Units Subject to Resale Restrictions ($) (g)	LTIP Payouts ($) (h)	All Other Compen-sation ($) (i)
Harry Barr Gordon Steblin	2006 2005 2004 2006 2005 2004	Nil Nil Nil Nil Nil Nil	Nil Nil Nil Nil Nil Nil	24,000 24,000 24,000 3,300 2,200 2,950	Nil Nil 159,000(2) Nil Nil 40,000	Nil Nil Nil Nil Nil Nil	Nil Nil Nil Nil Nil Nil	Nil Nil Nil Nil Nil Nil

Notes

(1)

Fees paid through a service Company.

(2)

Of the 159,000 incentive stock options beneficially owned by Mr. Harry Barr, 79,500 stock options are held directly and 79,500 stock options are held by Canadian Gravity Recovery Inc. a corporation wholly owned by Mr. Barr.

LTIP – Awards in Most Recently Completed Financial Year

Other than the grant of stock options pursuant to the Company’s share option plan, the Company made no LTIP awards during the most recently completed financial year.

Option/SAR Grants to NEOs During the Most Recently Completed Financial Year

During the financial year ended January 31, 2006, there were no option/SAR grants to NEOs.

Aggregated Option/SAR Exercises During the Most Recently Completed Financial Year and Financial Year End Option Values

The table below sets out, on an aggregate basis, the number of common shares of the Company acquired through stock options by the NEOs under the Company’s Stock Option Plan during the financial year ended January 31, 2006 and the number and value of unexercised options as at January 31, 2006.

Name (a)	No. of Shares Acquired on Exercise (#) (b)	Aggregate Value Realized(1) ($) (c)	No. of Unexercised Options (#) Exercisable/Unexercisable (d)	Value of Unexercised in-the-Money ($)(2) Exercisable/Unexercisable (e)
Canadian Gravity Recovery Inc.(3)	Nil	Nil	79,500/0	$14,310/0
Harry Barr, CEO	Nil	Nil	79,500/0	$14,310/0
Gordon Steblin, CFO	Nil	Nil	40,000/0	$7,200/0

(1)

Aggregate Value Realized is the difference between the market price of the Company’s shares on the date of exercise and the option exercise price, multiplied by the number of shares acquired.

(2)

Value of Unexercised Options is equal to the difference between the closing price of the shares of the Company on the TSX Venture Exchange on January 31, 2006 of $0.33 and the exercise price of options outstanding, multiplied by the number of shares purchasable under such options.

(3)

A corporation wholly-owned by Harry Barr.

Option/SAR cancelled/expired to NEOs during the most recently completed financial year.

The table below sets out, on an aggregate basis, the number of NEO options cancelled/expired during the financial year ended January 31, 2006.

Name	Date of Grant	Number Granted	Exercise Price	Expiry Date
Harry Barr, President, CEO	March 17, 2000	100,000	$0.55	March 17, 2005

Option Repricings

During the financial year ended January 31, 2006 no options to NEOs were repriced.

Defined Benefit or Actuarial Plan Disclosure

The Company does not have defined benefit or actuarial plans.

Termination of Employment, Change in Responsibilities and Employment Contracts

There are no employment contracts between the Company and the NEOs.  Refer to “Compensation to Directors” below for information on other compensation paid to the NEOs during the financial year ended January 31, 2006.

There is no compensatory plan or arrangement with respect to the NEOs resulting from the resignation, retirement or any other termination of employment of the officers’ employment or from a change of the NEOs responsibilities following a change in control.

Composition of the Compensation Committee

The Compensation Committee is comprised of Bernard Barlin, Michael Philpot, and Spiros Cacos.  None of these directors are officers or employees of the Company nor have they formerly been officers or employees of the Company.  Applying the definition set out in section 1.4 of MI 52-110, the three members of the Compensation Committee are independent.

The Compensation Committee reviews the compensation paid to directors, management, and employees based on such factors as time commitment, comparative fees paid by other companies in the industry in North America and level of responsibility and the Company’s current position as an exploration company with limited operating revenue.

Report on Executive Compensation

The Company’s executive compensation program is administered by the Board of Directors and is designed to provide incentives for the enhancement of shareholder value.  The overall objectives are to attract and retain qualified executives critical to the success of the Company, to provide fair and competitive compensation, to align the interest of management with those of shareholders and to reward corporate and individual performance.  The compensation package has been structured so as to link shareholder return, measured by the change in the share price, with executive compensation through the use of stock options as the primary element of variable compensation.  The Company does not currently offer long-term incentive plans or pension plans to its executive officers.

The relative emphasis of the Company on cash compensation and incentive options is variable.  The Company’s cash compensation to named executive officers tends to remain more or less constant, while any options are left to the discretion of the Board of Directors and therefore may fluctuate from year to year.

The Company takes into consideration the issuance of options, the grants made in previous years, the number of options that remain outstanding along with the number of options remaining issuable under the Company’s stock option plan.

The Company bases the compensation for the Company’s executive officers on the years of service with the Company, responsibilities of each officer and their duties in that position.  The Company also bases compensation on the performance of each officer.  The Company believes that stock options can create a strong incentive to the performance of each officer and they are intended to recognize extra contributions and achievements towards the goals of the Company.

The Company’s Board of Directors, when determining cash compensation to the CEO takes into consideration the extensive experience in the mining industry, responsibilities and duties as CEO, as well as personal risks and contributions to the Company’s success.  The CEO receives a base cash compensation that the Company feels is in line with that paid by similar companies in North America; however no formal survey was completed by the Compensation Committee or the Board of Directors.

Compensation to Directors

Directors of the Company do not receive fees or other cash compensation in their capacity as directors.  The Directors may be reimbursed for actual expenses reasonably incurred in connection with the performance of their duties as directors.  Directors are also eligible to receive incentive stock options to purchase shares of the Company.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

During the fiscal year ended 2006, the Company maintained a Stock Option Plan Amended June 22, 2005, which has been previously approved by the shareholders of the Company and by the TSX Venture Exchange.  The following table sets forth information with respect to the securities outstanding under the Company’s stock option plan as at January 31, 2006.

Equity Compensation Plan Information

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and other rights	Weighted-average exercise price of outstanding options and other rights	Number of shares remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by shareholders	825,410	0.17	863,309
Equity compensation plans not approved by shareholders	N/A	N/A	N/A
Total	825,410	0.17	863,309

Note:

Of the 825,410 shares to be issued upon the exercise of options, warrants and other rights, 319,000 are to be issued upon the exercise of options and 208,333, are to be issued upon the exercise of warrants and 298,077 have been reserved for the issuance of nominal value performance shares.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

None of the current or former directors, executive officers or employees of the Company or persons who were directors, executive officers or employees of the Company at any time during the Company’s last completed financial year, none of the proposed nominees for election of directors of the Company and none of the associates or affiliates of such persons are or have been indebted to the Company (or its subsidiaries) at any time since the beginning of the last completed financial year ending January 31, 2006.  Furthermore, none of such persons were indebted to a third party during such period where their indebtedness was the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Company or its subsidiaries.

INTEREST OF MANAGEMENT AND INSIDERS IN MATERIAL TRANSACTIONS

None of the directors or executive officers of the Company, nor any proposed nominee for election as a Director of the Company, nor any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to all outstanding shares of the Company, nor any associate or affiliate of the foregoing persons has any material interest, direct or indirect, in any transaction since the commencement of the Company's last completed financial year or in any proposed transaction which, in either case, has or will materially affect the Company, except as disclosed herein.

RE-APPOINTMENT OF AUDITORS

Staley Okada & Partners, Chartered Accountants will be nominated at the Company’s Annual General Meeting for re-election as the Company’s auditors for the ensuing year.  Remuneration of Staley Okada & Partners is to be determined by the Company’s Board of Directors. Staley, Okada & Partners have been auditors of the Company since June 22, 2005.

MANAGEMENT CONTRACTS

No management functions of the Company are to any substantial degree performed by a person other than the directors or executive officers of the Company, except as disclosed herein.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

Corporate governance relates to activities of the Board, the members of which are elected by and are accountable to the shareholders, and takes into account the role of the individual members of management who are appointed by the Board and who are charged with the day to day management of the Company.  The Board is committed to sound corporate governance practices which are both in the interest of its shareholders and contribute to effective and efficient decision making.  National Instrument 58-101 – Disclosure of Corporate Governance Practices (“NI 58-101”) requires that each reporting company disclose its corporate governance practices on an annual basis.  The Company’s general approach to corporate governance is summarized below.

Board of Directors

The Board is currently composed of four directors.  All the proposed nominees are current directors.

Independence

Section 1.4 of Multilateral Instrument 52-110 – Audit Committees (“MI 52-110”) sets out the standard for director independence.  Under MI 52-110, a director is independent if he has no direct or indirect material relationship with the Company.  A material relationship is a relationship which could, in the view of the Board, be reasonably expected to interfere with the exercise of a director’s independent judgment.  MI 52-110 also sets out certain situations where a director will automatically be considered to have a material relationship to the Company.

Applying the definition set out in section 1.4 of MI 52-110, three of the four members of the Board are independent.  The members who are independent are Michael Philpot, Bernard Barlin. and Spiros Cacos.  Harry Barr is not independent by virtue of the fact that he is an executive officer of the Company (Mr. Barr has been the President and CEO of the Company since June, 2003).

In order to facilitate its exercise of independent judgment in carrying out the responsibilities of the Board of Directors, the Board ensures that a majority of independent Directors sit on all Board committees.

Other Directorships

In addition to their positions on the Board, the following Directors also serve as Directors of the following reporting issuers or reporting issuer equivalents:

Name of Director	Reporting Issuer(s) or Equivalent(s)
Harry Barr	CanAlaska Ventures Ltd. Pacific North West Capital Corp. Freegold Ventures Limited
Bernard Barlin	CanAlaska Ventures Ltd. Pacific North West Capital Corp. Freegold Ventures Limited
Michael Philpot	Nil
Spiros Cacos	Nil

Orientation and Continuing Education

Board turnover is relatively rare and, accordingly, the Company has not adopted a formalized process of orientation for new Board members.  Orientation of new directors is conducted on an ad hoc basis.

Directors are kept informed as to matters impacting, or which may impact, the Company’s operations through reports and presentations at the Board meetings.  Directors are also provided the opportunity to meet with senior management and other employees, advisors and Directors, who can answer any questions that may arise.

Ethical Business Conduct

The Board has adopted a Code of Business Conduct and Ethics, a copy of which is attached hereto as Schedule “A”.

Nomination of Directors

Board turnover is relatively rare and accordingly the Board does not have a nominating committee or a formal procedure with respect to the nomination of directors.  The nominees are generally the result of recruitment efforts by the Board members, including both formal and informal discussions among Board members.

Board Committees

Committees of the Board are an integral part of the company’s governance structure.  There are three standing committees (the “Committees”), established to devote the necessary expertise and resources to particular areas, and to enhance the quality of discussion at Board meetings.  The Committees facilitate effective Board decision-making by providing recommendations to the Board on matters within their respective responsibilities.  The Board believes that the Committees assist in the effective functioning of the Board and that the composition of the Committees should ensure that the views of unrelated and independent directors are effectively represented.

A summary of the responsibilities and activities and the membership of each of the Committees is set out below:

Audit Committee

The Audit Committee is comprised of Michael Philpot, Chairman of the Audit Committee, Bernard Barlin and Spiros Cacos who are financially literate in accordance with Section 1.5 of MI 52-110 which states that an individual is financially literate if he or she has the ability to read and understand a set of financial statements that presents a range and level of complexity of accounting issues that are generally comparable to the range and complexity of the issues that can reasonably be expected to be raised by the issuer’s financial statements.

Each of the members of the Audit Committee are independent in accordance with the standards of director independence set out under MI 52-110.

Mr. Michael Philpot, BSc, MBA has been a director or executive officer of several public companies for over 25 years.  He currently holds an executive position and directorship with CORO Mining Corp., a private mining company.  He has been working in the mining industry since 1979 and has held various executive positions with several mining companies including First Quantum Minerals Ltd.  Mr. Philpot obtained his BSc at the University of British Columbia in 1978 and his MBA from City University in 1985.

Mr. Bernard Barlin, B.Sc. (Eng.), P. Eng., C. Eng has been a director or executive officer of public companies for over 30 years.  Mr. Barlin has over 40 years experience in the mining industry and worked as a consulting metallurgist with Hudson Bay Mining and Smelter Company. He has a degree in Engineering from the University of Witwatersrand in Johannesburg, and is a registered professional engineer in Manitoba and the U.K.  Mr. Barlin is retired.

Mr. Spiros Cacos has extensive experience in Investor Relations and Corporate Finance, specializing in public mineral exploration companies.  He brings valued experience to the Board in dealing with financial matters, public relations and corporate strategy.  He has an extensive network of contacts with the financial community including fund managers, industry analysts and media throughout North America, the United Kingdom and continental Europe.  He holds a Master of Arts degree in International Relations & Diplomacy from Paris, France and a Bachelor of Arts degree from Simon Fraser University.

The Audit Committee reviews and recommends to the Board for approval the annual financial statements and the annual report of the Company.  The quarterly financial statements of the Company are reviewed by the Audit Committee and the Board.  In addition, the Audit Committee is charged with the responsibility of monitoring the integrity of the Company’s internal controls and management information systems.  For the purposes of performing these duties, the members of the Audit Committee have the right, at all times, to inspect all of the books and financial records of the Company and to discuss with management and the auditors of the Company any accounts, records and matters relating to the financial statements of the Company.

Additional information regarding the Audit Committee may be found in Item 16A of the Company’s Form 20F dated May 29, 2006 and filed on SEDAR at www.sedar.com.

Audit Fees

The Audit Committee must pre-approve any engagement of the external auditors for any non-audit services to the Company in accordance with applicable law and policies and procedures to be approved by the Board.  The engagement of non-audit services will be considered by the Company's Board of Directors on a case by case basis.

In the following table, “audit fees” are fees billed by the Company's external auditors for services provided in auditing the Company's annual financial statements for the subject year.  “Audit-related fees” are fees not included in audit fees that are billed by the auditors for assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements.  “Tax fees” are fees billed by the auditors for professional services rendered for tax compliance, tax advice and tax planning.  “All other fees” are fees billed by the auditors for products and services not included in the foregoing categories.

The fees paid by the Company to its auditors for each of the last two fiscal years, by category, are as follows:

Financial Year Ending	Audit Fees	Audit Related Fees	Tax Fees	All Other Fees

January 31, 2006	$6,300	NIL	$700	NIL
January 31, 2005	$6,300	NIL	$700	NIL

Compensation Committee

In fiscal year ended 2006, the Board of Directors appointed a Compensation Committee composed of three directors: Michael Philpot, Bernard Barlin, and Spiros Cacos.  Please see the section above entitled “Composition of the Compensation Committee” for further information on this Committee.

Corporate Governance Committee

In fiscal year ended 2006, the Board of Directors appointed a Corporate Governance Committee composed of three directors: Michael Philpot, Bernard Barlin and Spiros Cacos.  The Corporate Governance Committee is responsible for reviewing matters relating to corporate governance and making recommendations to the Board with respect thereto.

The Company is relying on the exemption provided by section 6.1 of MI 52-110 which provides that the Company, as a venture issuer, is not required to comply with Part 5 (Reporting Obligations) of MI 52-110.

PARTICULARS OF MATTERS TO BE ACTED UPON

1.

Annual Report and Financial Statements

The Board of Directors have approved all of the information in the Annual Report of the Company, including the audited financial statements for the year ended January 31, 2006.  A copy of the Annual Report, including the audited financial statements, is enclosed with this Information Circular.

2.

Ratification of Acts of Directors

Management of the Company intends to propose a resolution to ratify, confirm and approve all actions, deeds and conduct of the Directors on behalf of the Company since the date of the last Annual Meeting.

3.

Appointment of Auditors

Shareholders will be asked to vote for the re-appointment of Staley, Okada & Partners, Chartered Accountants, as the auditors of the Company to hold office until the next annual meeting of shareholders and to authorize the Directors to fix the auditors’ remuneration.  Staley, Okada & Partners was appointed as the auditors of the Company effective March 31, 2005, following the voluntary resignation of Smythe Ratcliffe, Chartered Accountants.

4.

Election of Directors

It is proposed that the below-stated nominees be elected at the Meeting as Directors of the Company for the ensuing year.  The persons designated in the enclosed form of proxy, unless instructed otherwise, intend to vote for the election of the nominees listed below to the Board of Directors.  Each Director elected will hold office until the close of the next Meeting, or until his successor is duly elected or appointed, unless his office is earlier vacated.

Management of the Company does not contemplate that any of the nominees will be unable to serve as a Director but, if that should occur for any reason prior to the Meeting, the persons designated in the enclosed form of proxy reserve the right to vote for other nominees in their discretion.

The following table sets out the names of management’s nominees for election as Directors, all offices in the Company each now holds, each nominee’s principal occupation, business or employment, the period of time during which each has been a Director of the Company and the number of shares of the Company beneficially owned by each, directly or indirectly, or over which each exercised control or direction, as at May 8, 2006.

Name, Municipality of Residence and Position Held	Principal Occupation for the Past Five Years(1)	Director of the Company Since	Shares Beneficially Owned or Controlled(2)
Harry Barr Vancouver, BC, Canada President, CEO & Director	President, CEO, & Director of CanAlaska Ventures Ltd. (1985–2004) Chairman, COO & Director of CanAlaska Ventures Ltd. (2004 – present); President, CEO, & Director of Pacific North West Capital Corp. (1996–present); and President & Director of Freegold Ventures Limited (1999 – 2005) and Chairman & Director of Freegold Ventures Limited. (2005–present).	1999	2,612,799(6)
Bernard Barlin(3) (4)(5) Hampshire, UK Director	Director of CanAlaska Ventures Ltd. (1989– present); Director of Freegold Ventures Limited (1989-present); and Director of Pacific North West Capital Corp. (2000–present).	2004	Nil
Michael Philpot(3) (4)(5) Surrey, BC, Canada Director	Director of First Quantum Minerals Ltd. (1997-2001); and Officer of First Quantum Minerals Ltd. (2001-2005).	2004	132,500
Spiros Cacos(3)(4)(5) Vancouver, BC, Canada Director	Consultant of Pacific North West Capital Corp.; CanAlaska Ventures Ltd.; and Freegold Ventures Limited (2001-present).	2005	40,000

(1)

The information as to principal occupation has been furnished by the respective individual.

(2)

The information as to shares beneficially owned or over which a director exercises control or direction has been furnished by the respective directors individually.

(3)

Denotes member of the audit committee.

(4)

Denotes member of compensation committee.

(5)

Denotes member of corporate governance committee.

(6)

Of the 2,612,799 shares owned by Harry Barr, 699,761 shares are owned directly; 1,096,550 shares are owned by Canadian Gravity Recovery Inc., a corporation wholly owned by Mr. Barr; 246,488 shares are owned by 293020 BC Ltd., a corporation wholly owned by Mr. Barr; 140,000 shares are owned by 607767 BC Ltd. a corporation wholly owned by Mr. Barr; and 430,000 shares are owned by Evolution Gold Resources Inc. a corporation wholly owned by Mr. Barr.

5.

Amendment to Stock Option Plan

Disinterested shareholders of the Company (being those shareholders who are not Insiders of the Company as that term is defined under the policies of the TSX Venture Exchange) will be asked to approve, by simple majority of the disinterested shareholders, the amendment to the Company’s Stock Option Plan (the “Plan”) to increase the maximum number of shares of the Company which may be allocated for issuance pursuant to incentive stock options under the Plan from 1,192,309 to 2,037,642 shares, representing 20% of the issued and outstanding shares of the Company.  Insiders beneficially own 3,042,299 shares of the Company which will be excluded for the purposes of the disinterested shareholder approval.  Upon receipt of disinterested shareholder approval to this amendment, the Company will seek approval to same from the TSX Venture Exchange.  Both shareholder approval and TSX Venture Exchange approval are required before the amendment to the Plan may be implemented.

The Plan currently provides that the aggregate number of shares of the Company that may be issued under the Plan shall not exceed 1,192,309 shares.  As of the Record Date 1,907,642* shares issuable under the Plan have been issued or reserved for issuance as follows:

Shares issued upon exercise of incentive stock options

10,000

Shares reserved for issuance pursuant to unexercised

incentive stock options

1,907,642

Unallocated shares available for future grants of

incentive stock options

Nil

Total:

1,917,642*

No. available under Plan:

1,192,309

Over-grant:

(725,333)*

* Subsequent to year-end and prior to Record Date, the Company granted 1,588,642 incentive stock options under the Plan which created an over-grant of 725,333 options.  The options which comprise the over-grant may not be exercised until such time as the Company obtains disinterested shareholder and TSX Venture Exchange approval to same.  The approval sought by this resolution, amending the Plan to increase the number of options available for grant under the Plan, includes the approval of this over-grant.  In the event the disinterested shareholders do not approve this resolution, all options comprising the over-grant will be cancelled.

The Company believes that awards under the Plan are an effective means of rewarding corporate and individual performance.  To provide the Company with the continued flexibility of granting such awards under the Plan, the Company is seeking approval from disinterested shareholders at the Meeting to increase the number of shares of the Company issuable under the Plan to a maximum of 2,037,642 shares.

The text of the resolution which is proposed for approval is as follows:

“RESOLVED, BY DISINTERESTED SHAREHOLDER APPROVAL, THAT:

1.

the amendment to the Plan to increase the maximum number of shares of the Company which may be allocated for issuance pursuant to incentive stock options under the Plan to 2,037,642 shares, is hereby consented to and approved;

2.

the Board of Directors of the Company is hereby authorized to implement the Plan, as amended.”

6.

Amendment to Previously Granted Incentive Stock Options

Disinterested shareholders of the Company (being those shareholders who are not Insiders of the Company as that term is defined under the policies of the TSX Venture Exchange) will be asked to approve, by simple majority of the disinterested shareholders, any amendments to incentive stock options granted to Insiders of the Company, including but not limited to, any changes in the exercise price or expiry date of such incentive stock options.  Any such amendments will also require the prior approval of the TSX Venture Exchange before they may be implemented.

The text of the resolution which is proposed for approval is as follows:

“RESOLVED, BY DISINTERESTED SHAREHOLDER APPROVAL, THAT:

1.

during the ensuing year, any amendment or amendments to an incentive stock option or options granted to any Insider of the Company be and the same is hereby consented to and approved; and

2.

the Board of Directors of the Company is hereby authorized to implement any such amendment or amendments to any incentive stock option or options granted to any Insider of the Company, as may be determined by the Directors in their sole and absolute discretion, and as is acceptable to the TSX Venture Exchange.”

7.

Approval of Performance Shares

Subject to regulatory approval and policies of the regulators and exchanges at the time, the Company requests the approval of the shareholders to permit the Company to issue up to 509,410 nominal value performance shares, which sum is equal to 5% of the Company’s current issued and outstanding shares as at the Record Date (being 10,188,213 shares), the issuance of which performance shares shall be, at the discretion of the Board, to such arm’s length parties as the Board considers desirable to attract to the Company for such purposes as management experience, operations experience, financial expertise, technical expertise, industry profile and other such characteristics in the discretion of the Board.

At the Company’s 2005 Annual General Meeting, the shareholders approved the issuance of up to 298,077 nominal value performance shares.  To date, none of these shares have been allotted or issued.  At the time of shareholder approval in 2005, the 298,077 shares represented 5% of the Company’s then issued and outstanding shares.  If the shareholders approve the additional 509,410 performance shares, the Company will have authorization to issue up to a total of 807,487 shares as performance shares which as of Record Date represent 7.9% of the Company’s issued and outstanding shares.

8.

Delist From The TSX Venture Exchange

The Company seeks approval of the shareholders to have the right to de-list from the TSX Venture Exchange if and at such time the Board of Directors considers it to be in the best interest of the Company and its shareholders, which may include, without limitation, at the request of major investors, to accommodate a requirement made by a potential financier(s), a desire to focus on US and/or European markets exclusively and/or to reduce compliance costs and complexity.

9.

Potential Investments by the Company in Affiliated Companies

CanAlaska Ventures Ltd., Pacific North West Capital Corp. and Freegold Ventures Limited are reporting companies which are affiliated with the Company by virtue of these companies each having common Directors with the Company, common shareholders with the Company and existing inter-corporate investments with the Company.

The Company may wish to undertake one or more investments in any of these three companies, including any of their subsidiaries or related companies, during the ensuing year and accordingly the Company will seek shareholder approval, by a simple majority of disinterested shareholders (being those shareholders who are not Directors, senior Officers or holders of 10% or more of the outstanding shares of any of CanAlaska Ventures Ltd., Pacific North West Capital Corp. or Freegold Ventures Limited or any of their subsidiaries or related companies), to permit the Company to invest in any of these three companies or any of their subsidiaries or related companies so long as such investment, in management’s opinion, is in the best interests of the Company and so long as the Company maintains sufficient working capital and project capital for ongoing operations.  Any investments in these companies or their subsidiaries or related companies will also be subject to regulatory approval, if required.

ADDITIONAL INFORMATION

Additional information relating to the Company concerning the Company and its operations is available on SEDAR at www.sedar.com.  Financial information concerning the Company is provided in its comparative financial statements and management’s discussion and analysis for the Company’s most recently completed financial year.  Copies of this information are available either on SEDAR or by contacting the Company at its offices located at 2303 West 41st Avenue, Vancouver, British Columbia V6M 2A3; phone 604-685-1870; fax 604-685-6550.

BOARD APPROVAL

The contents of this Information Circular have been approved and its mailing has been authorized by the Board of Directors of the Company.

OTHER BUSINESS

Management of the Company is not aware of any matter to come before the Meeting other than the matters referred to in the Notice of the Meeting.  However, if any other matter properly comes before the Meeting, the accompanying form of proxy confers discretionary authority to vote with respect to amendments or variations to matters identified in the Notice of the Meeting and with respect to other matters that properly may come before the Meeting.

Dated this 29th day of May, 2006.

ON BEHALF OF THE BOARD OF DIRECTORS

“Harry Barr”

Harry Barr

President & CEO

SCHEDULE “A”

EL NINO VENTURES INC.

CODE OF BUSINESS CONDUCT AND ETHICS

THIS CODE APPLIES TO EVERY DIRECTOR, OFFICER (INCLUDING OUR CHIEF EXECUTIVE OFFICER (“CEO”) AND CHIEF FINANCIAL OFFICER (“CFO”)), AND EMPLOYEE OF EL NINO VENTURES INC.(THE “COMPANY”).  THE TERM EMPLOYEE INCLUDES ANY INDIVIDUAL THAT IS PAID ON THE COMPANY PAYROLL.

To further the Company’s fundamental principles of honesty, loyalty, fairness and forthrightness, we have established this Code of Business Conduct and Ethics (this “Code”).  Our Code strives to deter wrongdoing and promote the following objectives:

1.

Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

2.

Full, fair, accurate, timely and transparent disclosure;

3.

Compliance with the applicable government and self-regulatory organization laws, rules and regulations;

4.

Prompt internal reporting of Code violations; and

5.

Accountability for compliance with the Code.

Below, we discuss situations that require application of our fundamental principles and promotion of our objectives.  If there is a conflict between this Code and a specific procedure you should consult the CEO, or another officer as may be designated by the CEO from time to time for guidance.  The CEO, in the event of a conflict between this Code and any such procedure, or for any other guidance in respect of this Code absent a specific referral herein, should consult the Chairman of the Audit Committee of the Board of Directors.

ACCOUNTABILITY FOR COMPLIANCE WITH THE CODE

Each of the Company’s directors, officers and employees is expected to:

Understand.  The Company expects you to understand the requirements of your position including company expectations and governmental rules and regulations that apply to your position.

Comply.  The Company expects you to comply with this Code and all applicable laws, rules and regulations.

Report.  The Company expects you to report any violation of this Code of which you become aware.

Be Accountable.  The Company holds you accountable for complying with this Code.

ACCOUNTING POLICIES

The Company and each of its subsidiaries will make and keep books, records and accounts, which in reasonable detail accurately and fairly present the transactions and disposition of the assets of the Company.

All directors, officers, employees and other persons are prohibited from directly or indirectly falsifying or causing to be false or misleading any financial or accounting book, record or account.  You and others are expressly prohibited from directly or indirectly manipulating an audit, and from destroying or tampering with any record, document or tangible object with the intent to obstruct a pending or contemplated audit, review or federal investigation.  The commission of, or participation in, one of these prohibited activities or other illegal conduct will subject you to government penalties, as well as punishment of up to and including termination of employment.

No director, officer or employee of the Company may directly or indirectly;

-

Make or cause to be made a materially false or misleading statement, or

-

Omit to state, or cause another person to omit to state, any material fact necessary to make statements made not misleading in connection with the audit of financial statements by independent accountants, the preparation of any required reports whether by independent or internal accountants, or any other work which involves or relates to the filing of a document with the U.S. Securities and Exchange Commission (“SEC”) or applicable Canadian securities regulatory authorities.

AMENDMENTS AND MODIFICATIONS OF THIS CODE

There shall be no amendment or modification to this Code except by a vote of the Board of Directors or a designated board committee that will ascertain whether an amendment or modification is appropriate.

In case of any amendment or modification of this Code that applies to an officer or director of the Company, the amendment or modification shall be posted on the Company’s website within two days of the board vote or shall be otherwise disclosed as required by applicable law or TSX Venture Exchange rules.  Notice posted on the website shall remain there for a period of 12 months and shall be retained in the Company’s files as required by law.

ANONYMOUS REPORTING

If you wish to report a suspected violation of this Code anonymously, you may call the Chairman of the Audit Committee of the Board of Directors.  You do not have to reveal your identity in order to make a report.  If you do reveal your identity, it will not be disclosed by the Chairman of the Audit Committee unless disclosure is unavoidable during an investigation.

ANTI-BOYCOTT AND U.S. SANCTIONS LAWS

The Company must comply with anti-boycott laws, which prohibit it from participating in, and require us to report to the authorities any request to participate in, a boycott of a country or businesses within a country.  If you receive such a request, report it to the CEO.  We will also not engage in business with any government, entity, organization or individual where doing so is prohibited by applicable laws.  For more information on these laws contact CEO who will consult with or refer you to the appropriate Company legal representatives.

ANTITRUST AND FAIR COMPETITION LAWS

The purpose of antitrust laws in Canada, the United States and most other countries is to provide a level playing field to economic competitors and to promote fair competition.  No director, officer or employee, under any circumstances or in any context, may enter into any understanding or agreement, whether express or implied, formal or informal, written or oral, with an actual or potential competitor, which would illegally limit or restrict in any way either party’s actions, including the offers of either party to any third party.  This prohibition includes any action relating to prices, costs, profits, products, services, terms or conditions of sale, market share or customer or supplier classification or selection.

It is our policy to comply with all Canadian, U.S. and all other applicable antitrust laws.  This policy is not to be compromised or qualified by anyone acting for or on behalf of our Company.  You must understand and comply with the antitrust laws as they may bear upon your activities and decisions.  Anti-competitive behavior in violation of antitrust laws can result in criminal penalties, both for you and for the Company.  Accordingly, any question regarding compliance with antitrust laws or your responsibilities under this policy should be directed to the Designated Officer.  Any director, officer or employee found to have knowingly participated in violating the antitrust laws will be subject to disciplinary action, up to and including termination of employment.

Below are some scenarios that are prohibited and scenarios that could be prohibited to antitrust reasons.  These scenarios are not an exhaustive list of all prohibited and possibly prohibited antitrust conduct.  When in doubt about any situation, whether it is discussed below or not, you should consult with the Designated Officer.

The following scenarios are prohibited for antitrust or anti-competition reasons:

-

Proposals or agreements or understandings—express or implied, formal or informal, written or oral—with any competitor regarding any aspect of competition between the Company and the competitor for sales to third parties.

-

Proposals or agreements or understandings with customers which restrict the price or other terms at which the customer may resell or lease any product or service to a third party.

-

Proposals or agreements or understandings with suppliers which restrict the price or other terms at which the Company may resell or lease any product or service to a third party.

The following business arrangements could raise anti-competition or antitrust law issues.  Before entering into them, you must consult with the Designated Officer:

-

Exclusive arrangements for the purchase or sale of products or services.

-

Bundling of goods and services.

-

Technology licensing agreements that restrict the freedom of the license or licensor.

-

Agreements to add an employee of the Company to another entity’s Board of Directors.

BRIBERY

You are strictly forbidden from offering, promising or giving money, gifts, loans, rewards, favors or anything of value to any governmental official, employee, agent or other intermediary which is prohibited by law.  Those paying a bribe may subject the Company and themselves to civil and criminal penalties.  When dealing with government customers or officials, no improper payments will be tolerated.  If you receive any offer of money or gifts that is intended to influence a business decision, it should be reported to your supervisor or the CEO immediately.

The Company prohibits improper payments in all of its activities, whether these activities are with governments or in the private sector.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

The Company’s goal and intention is to comply with the laws, rules and regulations by which we are governed.  In fact, we strive to comply not only with requirements of the law but also with recognized compliance practices.  All illegal activities or illegal conduct are prohibited whether or not they are specifically set forth in this Code.

Where law does not govern a situation or where the law is unclear or conflicting, you should discuss the situation with your supervisor and management should seek advice from the CEO, who will consult with or refer you  to the appropriate Company legal representatives.  Business should always be conducted in a fair and forthright manner. Directors, officers and employees are expected to act according to high ethical standards.

COMPUTER AND INFORMATION SYSTEMS

For business purposes, officers and employees are provided telephones and computer workstations and software, including network access to computing systems such as the Internet and e-mail, to improve personal productivity and to efficiently manage proprietary information in a secure and reliable manner.  You must obtain the permission from the CEO to install any software on any Company computer or connect any personal laptop to the Company network.  As with other equipment and assets of the Company, we are each responsible for the appropriate use of these assets.  Except for limited personal use of the Company’s telephones and computer/e-mail, such equipment may be used only for business purposes.  Officers and employees should not expect a right to privacy of their e-mail or Internet use.  All e-mails or Internet use on Company equipment may be subject to monitoring by the Company.

CONFIDENTIAL INFORMATION BELONGING TO OTHERS

You must respect the confidentiality of information, including, but not limited to, trade secrets and other information given in confidence by others, including but not limited to partners, suppliers, contractors, competitors or customers, just as we protect our own confidential information.  However, certain restrictions about the information of others may place an unfair burden on the Company’s future business.  For that reason, directors, officers and employees should coordinate with the CEO to ensure appropriate agreements are in place prior to receiving any confidential third-party information.  These agreements must reflect a balance between the value of the information received on the one hand and the logistical and financial costs of maintaining confidentiality of the information and limiting the Company’s business opportunities on the other.  In addition, any confidential information that you may possess from an outside source, such as a previous employer, must not, so long as such information remains confidential, be disclosed to or used by the Company.  Unsolicited confidential information submitted to the Company should be refused, returned to the sender where possible and deleted, if received via the Internet.

CONFIDENTIAL AND PROPRIETARY INFORMATION

It is the Company’s policy to ensure that all operations, activities and business affairs of the Company and our business associates are kept confidential to the greatest extent possible.  Confidential information includes all non-public information that might be of use to competitors, or that might be harmful to the Company or its customers if disclosed.  Confidential and proprietary information about the Company or its business associates belongs to the Company, must be treated with strictest confidence and is not to be disclosed or discussed with others.

Unless otherwise agreed to in writing, confidential and proprietary information includes any and all methods, inventions, improvements or discoveries, whether or not patentable or copyrightable, and any other information of a similar nature disclosed to the directors, officers or employees of the Company or otherwise made known to the Company as a consequence of or through employment or association with the Company (including information originated by the director, officer or employee).  This can include, but is not limited to, information regarding the Company’s business, products, processes, and services.  It also can include information relating to research, development, inventions, trade secrets, intellectual property of any type or description, data, business plans, marketing strategies, engineering, contract negotiations and business methods or practices.

The following are examples of information that is not considered confidential:

-

Information that is in the public domain to the extent it is readily available;

-

Information that becomes generally known to the public other than by disclosure by the Company or a director, officer or employee; or

-

Information you receive from a party that is under no legal obligation of confidentiality with the Company with respect to such information.

We have exclusive property rights to all confidential and proprietary information regarding the Company or our business associates.  The unauthorized disclosure of this information could destroy its value to the Company and give others an unfair advantage.  You are responsible for safeguarding Company information and complying with established security controls and procedures.  All documents, records, notebooks, notes, memoranda and similar repositories of information containing information of a secret, proprietary, confidential or generally undisclosed nature relating to the Company or our operations and activities made or compiled by the director, officer or employee or made available to you prior to or during the term of your association with the Company, including any copies thereof, unless otherwise agreed to in writing, belong to the Company and shall be held by you in trust solely for the benefit of the Company, and shall be delivered to the Company by you on the termination of your association with us or at any other time we request.

CONFLICTS OF INTEREST

Conflicts of interest can arise in virtually every area of our operations.  A “conflict of interest” exists whenever an individual’s private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company.  We must strive to handle in an ethical manner any actual or apparent conflicts of interest between personal and professional relationships.  We must each make decisions solely in the best interest of the Company.  Any business, financial or other relationship with suppliers, customers or competitors that might impair or appear to impair the exercise of our judgment solely for the benefit of the Company is prohibited.

Here are some examples of conflicts of interest:

Family Members.  Actions of family members may create a conflict of interest.  For example, gifts to family members by a supplier of the Company are considered gifts to you and must be reported.  Doing business for the Company with organizations where your family members are employed or that are partially or fully owned by your family members or close friends may create a conflict or the appearance of a conflict of interest.  For purposes of the Code “family members” include any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and adoptive relationships.

Gifts, Entertainment, Loans, or Other Favors.  Directors, officers and employees shall not seek or accept personal gain, directly or indirectly, from anyone soliciting business from, or doing business with the Company, or from any person or entity in competition with us.  Examples of such personal gains are gifts, non-business-related trips, gratuities, favors, loans, and guarantees of loans, excessive entertainment or rewards.   However, you may accept gifts of a nominal value.  Other than common business courtesies, directors, officers, employees and independent contractors must not offer or provide anything to any person or organization for the purpose of influencing the person or organization in their business relationship with us.

Directors, officers and employees are expected to deal with advisors or suppliers who best serve the needs of the Company as to price, quality and service in making decisions concerning the use or purchase of materials, equipment, property or services.  Directors, officers and employees who use the company’s advisors, suppliers or contractors in a personal capacity are expected to pay market value for materials and services provided.

Outside Employment.  Officers and employees may not participate in outside employment, self-employment, or serve as officers, directors, partners or consultants for outside organizations, if such activity:

1.

reduces work efficiency;

2.

interferes with your ability to act conscientiously in our best interest; or

3.

requires you to utilize our proprietary or confidential procedures, plans or techniques.

You must inform your supervisor of any outside employment, including the employer’s name and expected work hours.

Reporting Conflicts of Interest or Potential Conflicts of Interest.

You should report any actual or potential conflict of interest involving yourself or others of which you become aware to your supervisor or CEO.  Officers should report any actual or potential conflict of interest involving yourself or others of which you become aware to the Audit Committee of the Board of Directors.  Directors should report any actual or potential conflict of interest involving yourself or others of which you become aware to the Chairman of the Audit Committee of the Board of Directors.

CORPORATE COMMUNICATIONS

See Investor Relations and Public Affairs.

CORPORATE OPPORTUNITIES AND USE AND PROTECTION OF COMPANY ASSETS

You are prohibited from:

-

taking for yourself, personally, opportunities that are discovered through the use of Company property, information or position;

-

using Company property, information or position for personal gain; or

-

competing with the Company.

You have a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

You are personally responsible and accountable for the proper expenditure of Company funds, including money spent for travel expenses or for business entertainment.  You are also responsible for the proper use of property over which you have control, including both Company property and funds and property that has been entrusted to your custody.  Company assets must be used only for proper purposes.

Company property should not be misused.  Company property may not be sold, loaned or given away regardless of condition or value, without proper authorization.  Each director, officer and employee should protect our assets and ensure their efficient use.  Theft, carelessness and waste have a direct impact on the Company’s profitability.  Company assets should be used only for legitimate business purposes.

DISCIPLINE FOR NONCOMPLIANCE WITH THIS CODE

Disciplinary actions for violations of this Code of Business Conduct and Ethics can include oral or written reprimands, suspension or termination of employment or a potential civil lawsuit against you.

The violation of laws, rules or regulations, which can subject the Company to fines and other penalties, may result in your criminal prosecution.

DISCLOSURE POLICIES AND CONTROLS

The continuing excellence of the Company’s reputation depends upon our full and complete disclosure of important information about the Company that is used in the securities marketplace.  Our financial and non-financial disclosures and filings with the SEC and applicable Canadian securities regulatory authorities must be transparent, accurate and timely.  Proper reporting of reliable, truthful and accurate information is a complex process involving cooperation among many of us.  We must all work together to insure that reliable, truthful and accurate information is disclosed to the public.

The Company must disclose to the SEC, applicable Canadian securities regulatory authorities, current security holders and the investing public information that is required, and any additional information that may be necessary to ensure the required disclosures are not misleading or inaccurate.  The Company requires you to participate in the disclosure process, which is overseen by the CEO and CFO.  The disclosure process is designed to record, process, summarize and report material information as required by all applicable laws, rules and regulations.  Participation in the disclosure process is a requirement of a public company, and full cooperation and participation by the CEO and CFO and, upon request, other managers and employees in the disclosure process is a requirement of this Code.

Officers and employees must fully comply with their disclosure responsibilities in an accurate and timely manner (within the guidelines of applicable securities regulatory authorities) or be subject to discipline of up to and including termination of employment.

ENVIRONMENT, HEALTH AND SAFETY

The Company is committed to managing and operating our assets in a manner that is protective of human health and safety and the environment.  It is our policy to comply, in all material respects, with applicable health, safety and environmental laws and regulations.  Each employee is also expected to comply with our policies, programs, standards and procedures.

FAIR DEALING WITH OTHERS

No director, officer or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

FILING OF GOVERNMENT REPORTS

Any reports or information provided, on our behalf, to federal, provincial, territorial, state, local or foreign governments should be true, complete and accurate.  Any omission, misstatement or lack of attention to detail could result in a violation of the reporting laws, rules and regulations.

INSIDER TRADING OR TIPPING

Directors, officers and employees who are aware of material, non-public information from or about the Company (an “insider”), are not permitted, directly or through family members or other persons or entities, to:

-

Buy or sell securities (or derivatives relating to such securities) of the Company, including transfers in or out of the stock funds in the Employee Savings Plan (other than pursuant to a pre-approved trading plan that complies with the SEC Rule 10b5-1), or

-

Pass on, tip or disclose material, nonpublic information to others outside the Company including family and friends.

Such buying, selling or trading of securities may be punished by discipline of up to and including termination of employment; civil actions, resulting in penalties of up to three times the amount of profit gained or loss avoided by the inside trade or stock tip; or criminal actions, resulting in fines and jail time.  Any questions concerning the above and as to whether communication of particular information is permissible should be referred to the CEO.

Examples of information that may be considered material, non-public information in some circumstances are:

-

Undisclosed annual, quarterly or monthly financial results, a change in earnings or earnings projections, or unexpected or unusual gains or losses in major operations;

-

Undisclosed negotiations and agreements regarding mergers, concessions, joint ventures, acquisitions, divestitures, business combinations or tender offers;

-

Undisclosed drilling results or reserve or resource calculations;

-

Undisclosed major management changes;

-

A substantial contract award or termination that has not been publicly disclosed;

-

A major lawsuit or claim that has not been publicly disclosed;

-

Undisclosed information about public or private financings, or decisions concerning matters such as dividends or stock splits;

-

An undisclosed filing of a bankruptcy petition by the Company or a significant subsidiary;

-

Information that is considered confidential; and

-

Any other undisclosed information that could affect our share price.

This list is illustrative only and is not intended to provide a comprehensive list of circumstances that could give rise to material information.  If you have any question as to whether particular information is material, consult with the CEO or the CFO, who will consult with legal counsel as appropriate.

Non-Public Information

Information concerning the Company is considered nonpublic if it has not been disseminated in a manner making it available to investors generally.  If you have any questions as to whether particular information has been so disseminated, consult with the CEO or the CFO, who will consult with legal counsel as appropriate.

Another Company’s Securities.

The same policy also applies to securities issued by another company if you have acquired material, public information relating to such company in the course of your employment or affiliation with the Company.

Trades Following Disclosure.

When material information has been publicly disclosed, each insider must continue to refrain from buying or selling the securities in until after the information has been publicly released to allow the markets time to absorb the information.

INVESTOR RELATIONS AND PUBLIC AFFAIRS

It is very important that the information disseminated about the Company be both accurate and consistent.  For this reason, the CEO, CFO and Manager, Investor Relations are responsible for:  (i) the Company’s internal and external communications; (ii) public communications with stockholders, analysts and other interested members of the financial community; and (iii) communication with spokespersons in both routine and crisis situations.

NON-RETALIATION FOR REPORTING

In no event will the Company take or threaten any action against you as a reprisal or retaliation for making a complaint or disclosing or reporting information in good faith.  However, if a reporting individual was involved in improper activity the individual may be appropriately disciplined even if he or she was the one who disclosed the matter to the Company.  In these circumstances, we may consider the conduct of the reporting individual in reporting the information as a mitigating factor in any disciplinary decision.

We will not allow retaliation against any employee for reporting a possible violation of this Code in good faith.  Retaliation for reporting a federal offense is illegal under federal law and prohibited under this Code.  Retaliation for reporting any violation of a law, rule or regulation or a provision of this Code is prohibited.  Retaliation will result in discipline up to and including termination of employment and may also result in criminal prosecution.

POLITICAL CONTRIBUTIONS

You must refrain from making any use of Company, personal or other funds or resources on behalf of the Company for political or other purposes which are improper or prohibited by the applicable federal, provincial, territorial, state, local or foreign laws, rules or regulations.  Company contributions or expenditures in connection with election campaigns will be permitted only to the extent allowed by federal, provincial, territorial, state, local or foreign election laws, rules and regulations.

You are encouraged to participate actively in the political process.  We believe that individual participation is a continuing responsibility of those who live in a free country.

PROHIBITED SUBSTANCES

We have policies prohibiting the use of alcohol, illegal drugs or other prohibited items, including legal drugs which affect the ability to perform one’s work duties, while on Company premises.  We also prohibit the possession or use of alcoholic beverages, firearms, weapons or explosives on our property unless authorized by the Designated Officer.  You are also prohibited from reporting to work while under the influence of alcohol or illegal drugs.

PUBLIC AFFAIRS

See Investor Relations and Public Affairs.

RECORD RETENTION

We have document retention policies to establish retention periods for records created or received in the normal course of business.  A record is any information, regardless of physical format, which has been created or received in the transaction of the Company’s business.  Physical format of a record includes hard copy, electronic, magnetic tape, disk, audio, video, optical image, etc.  Each corporate department is responsible for the maintenance, retrieval, transfer, and destruction of its records in accordance with the established filing procedures, records retention schedules and procedures.

The alteration, destruction or falsification of corporate documents or records may constitute a criminal act.  Destroying or altering documents with the intent to obstruct a pending or anticipated official government proceeding is a criminal act and could result in large fines and a prison sentence of up to 20 years.  Document destruction or falsification in other contexts can result in a violation of the federal securities laws or the obstruction of justice laws.

Before any destruction of any documents or records, you must consult the Company’s document retention procedures.  You are required to review, follow and abide by the terms of those procedures.  If the procedure is not clear, questions arise, or there is a pending or anticipated official proceeding, then the CEO  must approve any document destruction.

RELATIONS AMONG EMPLOYEES:  RESPECT AND CONTRIBUTION

We function as a team.  Your success as part of this team depends on your contribution and ability to inspire the trust and confidence of your coworkers and supervisors.  Respect for the rights and dignity of others and a dedication to the good of our Company are essential.

A cornerstone of our success is the teamwork of our directors, officers and employees.  We must each respect the rights of others while working as a team to fulfill our objectives.  To best function as part of a team, you must be trustworthy and dedicated to high standards of performance.  The relationships between business groups also require teamwork.

To facilitate respect and contribution among employees, we have implemented the following employment policies:

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To hire, pay and assign work on the basis of qualifications and performance;

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Not to discriminate on the basis of race, religion, ethnicity, national origin, color, gender, age, citizenship, veteran’s status, marital status or disability;

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To attract and retain a highly talented workforce;

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To encourage skill growth through training and education and promotional opportunities;

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To encourage an open discussion between all levels of employees and to provide an opportunity for feedback from the top to the bottom and from the bottom to the top;

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To prohibit any sexual, physical, verbal or any other kind of harassment by others while an employee is on the job;

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To make the safety and security of our employees while at Company facilities a priority;

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To recognize and reward additional efforts that go beyond our expectations; and

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To respect all workers’ rights to dignity and personal privacy by not disclosing employee information, including protected health information, unnecessarily.

REPORTING OF CODE VIOLATIONS

You should be alert and sensitive to situations that could result in actions that might violate federal, state, or local laws or the standards of conduct set forth in this Code.  If you believe your own conduct or that of a fellow employee may have violated any such laws or this Code, you have an obligation to report the matter.

Generally, you should raise such matters first with an immediate supervisor.  However, if you are not comfortable bringing the matter up with your immediate supervisor, or do not believe the supervisor has dealt with the matter properly, then you should raise the matter with CEO or the CFO or, if a law, rule or regulation is in question, then consult with the CEO or the CFO, who will consult with or refer you to the appropriate Company legal representatives.  The most important point is that possible violations should be reported and we support all means of reporting them.

Directors and officers should report any potential violations of this Code to the Audit Committee of the Board of Directors.

WAIVERS

There shall be no waiver of any part of this Code for any director or officer except by a vote of the Board of Directors or a designated board committee that will ascertain whether a waiver is appropriate under all the circumstances.  In case a waiver of this Code is granted to a director or officer, the notice of such waiver shall be posted on our website within five days of the Board of Directors’ vote or shall be otherwise disclosed as required by applicable law or Stock Exchange rule.  Notices posted on our website shall remain there for a period of 12 months and shall be retained in our files as required by law.

A waiver for a specific event arising under the “Conflicts of Interest” section of this Code may be granted to an employee that is not a director or officer on the approval of two of the following officers:  the CEO and one of the Board of Directors.  No other waivers of this Code are permitted.

CONCLUSION

This Code is an attempt to point all of us at the Company in the right direction, but no document can achieve the level of principled compliance that we are seeking.  In reality, each of us must strive every day to maintain our awareness of these issues and to comply with the Code’s principles to the best of our abilities.  Before we take an action, we must always ask ourselves:

Does it feel right?

Is this action ethical in every way?

Is this action in compliance with the law?

Could my action create an appearance of impropriety?

Am I trying to fool anyone, including myself, about the propriety of this action?

If an action would elicit the wrong answer to any of these questions, do not take it.  We cannot expect perfection, but we do expect good faith.  If you act in bad faith or fail to report illegal or unethical behavior, then you will be subject to disciplinary procedures.  We hope that you agree that the best course of action is to be honest, forthright and loyal at all times.

APPENDIX

CERTIFICATE OF ETHICS FOR THE CHIEF EXECUTIVE OFFICER

AND THE CHIEF FINANCIAL OFFICER

In my role as Chief Executive Officer (“CEO”) or Chief Financial Officer (“CFO”) of El Nino Ventures Inc.(the “Company”), I have adhered to and advocated to the best of my knowledge and ability the following principles and responsibilities governing professional conduct and ethics:

1.

Act with honesty and integrity, handling in an ethical manner any actual or apparent conflicts of interest between personal and professional relationships.  A “conflict of interest” exists when an individual’s private interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of the Company.

2.

Provide constituents with information that is accurate, complete, objective, relevant, timely and understandable.  If I am the CEO or CFO, I shall review the Company’s annual reports before certifying and filing them with the SEC.

3.

Comply with all applicable laws, rules and regulations of federal, provincial, territorial, state and local governments, and other appropriate private and public regulatory agencies.

4.

Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing my independent judgment to be subordinated.

5.

Respect the confidentiality of information acquired in the course of business except when authorized or otherwise legally obligated to disclose the information.  I acknowledge that confidential information acquired in the course of business is not to be used for personal advantage.

6.

Promote ethical behavior among employees at the Company and as a responsible partner with industry peers and associates.

7.

Maintain control over and responsibly manage all assets and resources employed or entrusted to me by the Company.

8.

Report illegal or unethical conduct by any director, officer or employee that has occurred, is occurring or may occur, including any potential violations of the Company’s Code of Business Conduct and Ethics (the “Code”).  Such report shall be made to the Audit Committee of the Board of Directors and shall include conduct of a financial or non-financial nature.

9.

Comply with the Code.  I understand that if I violate any part of the Code, I will be subject to disciplinary action.

I understand that the Code is subject to all applicable laws, rules and regulations.

I understand that there shall be no waiver of, modification of, or change to any part of the Code except by a vote of the Board of Directors or a designated Board committee.  In the event that a waiver of, modification of, or a change to the Code is granted, then the notice of the waiver, modification and/or change shall be posted on the Company’s website within five business days of the Board of Directors’ or designated Board committee’s vote or shall be disclosed otherwise as required by applicable law or Stock Exchange or SEC rules.  Notices posted on the Company website shall remain there for a period of 12 months and shall be retained in the Company’s files as required by law.

“Harry Barr”

Harry Barr

Chief Executive Officer

 “Gordon Steblin”

Gordon Steblin

Chief Financial Officer

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